Exhibit 99

Tredegar Reports Second-Quarter Results

  Bonnell Aluminum’s operating profit of $1.5 million increased $1.2 million from the second quarter of 2010 as a result of higher volumes.
  Film Products’ operating profit was 5% below the second quarter of 2010 as a result of lower volumes and an unfavorable change in product mix.
  Weakened consumer demand is adversely affecting the markets for our surface protection and personal care materials.

RICHMOND, Va.--(BUSINESS WIRE)--August 3, 2011--Tredegar Corporation (NYSE:TG) reported second-quarter net income from continuing operations of $6.0 million (19 cents per share) compared to $5.0 million (15 cents per share) in the second quarter of 2010. Income from ongoing operations in the second quarter was $6.7 million (21 cents per share) versus $5.3 million (16 cents per share) in last year’s second quarter. Second-quarter sales increased to $201.0 million from $185.0 million in the second quarter of 2010.

A summary of results for ongoing operations for the three and six months ended June 30, 2011 and 2010 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Sales	$201.0	$185.0	$392.5	$360.0

Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$6.0	$5.0	$12.7	$10.7
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.6	.3	.6	.3
(Gains) losses from sale of assets and other	.1	-	-	(.4)
Income from ongoing operations*	$6.7	$5.3	$13.3	$10.6

Diluted earnings per share from continuing operations as reported under GAAP	$.19	$.15	$.39	$.33
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.02	.01	.02	.01
(Gains) losses from sale of assets and other	-	-	-	(.01)
Diluted earnings per share from ongoing operations*	$.21	$.16	$.41	$.33

    * Ongoing operations include operating profit (loss) of Film Products, Aluminum Extrusions and the Other segment as well as Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation between net income (loss) as reported under GAAP (defined above) and income from ongoing operations, a non-GAAP financial measure. In addition, Note (f) within the Notes to the Financial Tables provides the definition of income from ongoing operations and the reasons why the measure is presented.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “Film Products’ operating profits decreased this quarter versus 2010 as a result of lower volumes in the personal care and surface protection markets and a less favorable product mix. Demand for our customers’ products in these markets has been adversely impacted by cautious and cost-conscious consumer spending. We anticipate that weakened consumer confidence, combined with heightened competition in our markets, will continue to exert pressure on our personal care and surface protection businesses for at least the next couple of quarters.”

Ms. Taylor added: “Bonnell Aluminum is profitable this quarter as a result of higher volumes across its markets. Despite the continued economic headwinds affecting the building and construction market, we are pleased with the positive results of increased volume and ongoing cost containment efforts.”

OPERATIONS REVIEW

Film Products

A summary of second quarter and year-to-date operating results for Film Products is provided below:

			Favorable/			Favorable/
(In Thousands,	Quarter Ended June 30		(Unfavorable)	Six Months Ended June 30		(Unfavorable)
Except Percentages)	2011	2010	% Change	2011	2010	% Change

Sales volume (pounds)	53,309	53,936	(1.2)%	106,456	108,800	(2.2)%

Net sales	$131,961	$126,499	4.3%	$263,387	$252,367	4.4%

Operating profit from ongoing operations	$13,864	$14,604	(5.1)%	$30,466	$32,904	(7.4)%

Net sales (sales less freight) increased in the second quarter and first six months of 2011 from the prior year, primarily due to an increase in average selling prices as a result of the pass-through of higher average resin costs to customers, partially offset by lower volumes and an unfavorable sales mix. Sales volume decreased as a result of lower demand for personal care films and surface protection materials, partially offset by higher volumes in packaging films, which are typically lower-value products. In particular, reduced consumer demand for applications that utilize our premium personal care films has contributed to the reduction in sales volumes, and second-quarter 2010 volumes for personal care films included the favorable impact of a surge in volume associated with a new product ramp-up. In addition, the slowdown in end-user demand for large-sized LCD panels has negatively impacted our market for surface protection materials.

Operating profit from ongoing operations decreased in the second quarter of 2011 compared to the second quarter of the prior year, primarily due to the lower volumes and an unfavorable change in sales mix, as noted above. The estimated impact on operating profits of the quarterly lag in the pass-through of average resin costs was a negative $2.6 million in the second quarter of 2011 versus a negative $2.7 million in the second quarter of 2010. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $526,000 in the second quarter of 2011 compared to the second quarter of 2010.

Operating profit from ongoing operations decreased in the first six months of 2011 compared to the first six months of the prior year, primarily due to lower volumes in personal care films and an unfavorable change in sales mix, as noted above. The estimated impact on operating profits of the quarterly lag in the pass-through of average resin costs was a negative $4.3 million for the first six months of 2011 versus a negative $5.0 million for the first six months of 2010. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $598,000 in the first six months of 2011 compared to the first six months of 2010.

Capital expenditures in Film Products were $7.1 million in the first six months of 2011 compared to $5.8 million in the first six months of 2010. Film Products currently projects that capital expenditures will be approximately $12 million in 2011. Depreciation expense was $17.3 million in the first half of 2011 and $16.8 million in the first half of 2010, and is projected to be approximately $34 million in 2011.

Aluminum Extrusions

A summary of second quarter and year-to-date operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

			Favorable/			Favorable/
(In Thousands,	Quarter Ended June 30		(Unfavorable)	Six Months Ended June 30		(Unfavorable)
Except Percentages)	2011	2010	% Change	2011	2010	% Change

Sales volume (pounds)	27,733	24,800	11.8%	53,195	45,897	15.9%

Net sales	$63,896	$52,671	21.3%	$119,897	$97,470	23.0%

Operating profit (loss) from ongoing operations	$1,467	$235	524.3%	$238	$(2,758)

Net sales in the second quarter and first six months of 2011 increased in comparison to the previous year, largely due to increased volume and higher average selling prices, driven by an increase in aluminum prices. The improvement in results from ongoing operations versus the second quarter of 2010 and first six months of 2010 was primarily driven by higher volumes in most of Bonnell Aluminum’s markets.

Capital expenditures for Aluminum Extrusions were $1.3 million in the first half of 2011 compared with $1.6 million in the first half of 2010. Capital expenditures are projected to be approximately $4.4 million in 2011. Depreciation expense was $4.2 million in the first six months of 2011 compared with $4.7 million in 2010, and is projected to be approximately $8.3 million in 2011.

Other

The Other segment is comprised of the start-up operations of Bright View Technologies Corporation (Bright View Technologies) and Falling Springs, LLC (Falling Springs). Bright View Technologies is a developer and producer of high-value microstructure-based optical films for the LED (light emitting diode) and fluorescent lighting markets. Falling Springs develops, owns and operates multiple mitigation banks. Through the establishment of perpetual easements to restore, enhance and preserve wetlands, streams or other protected environmental resources, these mitigation banks create saleable credits that are used by the purchaser of credits to offset the negative environmental impacts from private and public development projects.

Net sales for this segment can fluctuate from quarter-to-quarter as Bright View Technologies is a late-stage development company and Falling Springs’ revenue can vary based upon the timing of development projects within its markets. Operating losses from ongoing operations were $2.2 million in the first six months of 2011 compared to $2.1 million in the first six months of 2010.

Corporate Expenses, Interest and Taxes

Pension expense was $556,000 in the second quarter of 2011 and $1.1 million in the first six months of 2011, an unfavorable change of $512,000 and $1.0 million, respectively, from the comparable periods of 2010. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net decreased in the second quarter and first half of 2011 versus 2010 primarily due to the impact of the timing of the recognition of certain performance-based incentives and other corporate-related expenses, partially offset by higher pension expenses noted above.

The effective tax rate used to compute income taxes from ongoing operations was 35.2% in the second quarter of 2011 compared with 38.3% in the second quarter of 2010, and 33.8% in the first six months of 2011 compared to 40.8% in the first six months of 2010. The decrease in the effective tax rate for ongoing operations for 2011 versus 2010, which had a favorable impact of approximately 4 cents per share for the year-to-date period, was primarily attributed to the prior year recognition of a reserve for an uncollectable tax indemnification receivable and a current year adjustment for a foreign tax rate difference.

CAPITAL STRUCTURE

Net cash (cash and cash equivalents in excess of debt) was $93.4 million at June 30, 2011, compared with net cash of $72.7 million at December 31, 2010. Net cash is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2010 Annual Report on Form 10-K filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Based in Richmond, Va., Tredegar Corporation is primarily a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Sales	$200,966	$185,031	$392,490	$360,012
Other income (expense), net (a)	429	166	623	222
	201,395	185,197	393,113	360,234

Cost of goods sold (a)	167,125	150,326	324,983	291,698
Freight	4,742	4,747	8,741	8,692
Selling, R&D and general expenses	18,434	21,108	38,153	40,651
Amortization of intangibles	129	129	258	217
Interest expense	361	222	716	417
Asset impairments and costs associated with exit and disposal activities (a)	1,084	355	1,084	411
	191,875	176,887	373,935	342,086

Income from continuing operations before income taxes	9,520	8,310	19,178	18,148
Income taxes (c)	3,472	3,350	6,462	7,406
Income from continuing operations	6,048	4,960	12,716	10,742
Loss from discontinued operations (d)	(345)	-	(345)	-

Net income (a) (b)	$5,703	$4,960	$12,371	$10,742

Earnings (loss) per share:
Basic:
Continuing operations	$.19	$.15	$.40	$.33
Discontinued operations	(.01)	-	(.01)	-
Net income	$.18	$.15	$.39	$.33
Diluted:
Continuing operations	$.19	$.15	$.39	$.33
Discontinued operations	(.01)	-	$(.01)	-
Net income	$.18	$.15	$.38	$.33

Shares used to compute earnings (loss) per share:
Basic	31,946	32,260	31,900	32,799
Diluted	32,205	32,450	32,233	32,979

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Net Sales
Film Products	$131,961	$126,499	$263,387	$252,367
Aluminum Extrusions	63,896	52,671	119,897	97,470
Other	367	1,114	465	1,483
Total net sales	196,224	180,284	383,749	351,320
Add back freight	4,742	4,747	8,741	8,692
Sales as shown in the Consolidated
Statements of Income	$200,966	$185,031	$392,490	$360,012

Operating Profit
Film Products:
Ongoing operations	$13,864	$14,604	$30,466	$32,904
Plant shutdowns, asset impairments, restructurings and other (a)	(1,084)	(279)	(1,084)	(396)

Aluminum Extrusions:
Ongoing operations	1,467	235	238	(2,758)
Plant shutdowns, asset impairments, restructurings and other (a)	94	23	62	466

Other:
Ongoing operations	(1,036)	(1,458)	(2,247)	(2,094)
Total	13,305	13,125	27,435	28,122
Interest income	270	166	500	334
Interest expense	361	222	716	417
Stock option-based compensation costs	516	494	1,007	1,012
Corporate expenses, net (a)	3,178	4,265	7,034	8,879
Income from continuing operations before income taxes	9,520	8,310	19,178	18,148
Income taxes (c)	3,472	3,350	6,462	7,406
Income from continuing operations	6,048	4,960	12,716	10,742
Loss from discontinued operations (d)	(345)	-	(345)	-
Net income (a) (b)	$5,703	$4,960	$12,371	$10,742

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
Assets

Cash & cash equivalents	$93,784	$73,191
Accounts & other receivables, net	100,822	84,076
Income taxes recoverable	6,319	6,643
Inventories	35,747	43,058
Deferred income taxes	6,500	6,924
Prepaid expenses & other	4,205	5,369
Total current assets	247,377	219,261

Property, plant & equipment, net	197,837	206,837
Other assets	49,079	48,127
Goodwill & other intangibles, net	106,561	106,117
Total assets	$600,854	$580,342

Liabilities and Shareholders' Equity

Accounts payable	$64,726	$58,209
Accrued expenses	27,089	33,229
Current portion of long-term debt	122	222
Total current liabilities	91,937	91,660

Long-term debt	248	228
Deferred income taxes	55,545	51,879
Other noncurrent liabilities	16,916	19,029
Shareholders' equity	436,208	417,546
Total liabilities and shareholders' equity	$600,854	$580,342

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30
	2011	2010
Cash flows from operating activities:
Net income	$12,371	$10,742
Adjustments for noncash items:
Depreciation	21,731	21,716
Amortization of intangibles	258	217
Deferred income taxes	229	(2,436)
Accrued pension income and postretirement benefits	1,196	349
Loss on asset impairments and divestitures	798	355
Gain on sale of assets	(188)	(15)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(14,776)	(21,877)
Inventories	8,346	27
Income taxes recoverable	324	329
Prepaid expenses and other	1,066	721
Accounts payable and accrued expenses	(709)	5,646
Other, net	(2,475)	421
Net cash provided by operating activities	28,171	16,195
Cash flows from investing activities:
Capital expenditures	(8,504)	(7,629)
Acquisition	-	(5,500)
Proceeds from the sale of assets and property disposals	960	120
Net cash used in investing activities	(7,544)	(13,009)
Cash flows from financing activities:
Dividends paid	(2,878)	(2,591)
Debt principal payments and financing costs	(81)	(2,325)
Proceeds from exercise of stock options and other	709	247
Repurchases of Tredegar common stock	-	(35,138)
Net cash used in financing activities	(2,250)	(39,807)
Effect of exchange rate changes on cash	2,216	(1,372)
Increase (decrease) in cash and cash equivalents	20,593	(37,993)
Cash and cash equivalents at beginning of period	73,191	90,663
Cash and cash equivalents at end of period	$93,784	$52,670

Selected Financial Measures
(In Millions)
(Unaudited)

Selected balance sheet and other data as of June 30, 2011:
Net debt (cash) (e)	$(93.4)
Shares outstanding	32.0
Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the second quarter of 2011 include:
	--	Pretax charges of $798,000 for asset impairments in Film Products;
	--	Pretax charges of $286,000 for severance and other employee-related costs in connection with restructurings in Film Products; and
--

Pretax gains of $94,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first six months of 2011 include:
	--	Pretax charges of $798,000 for asset impairments in Film Products;
	--	Pretax charges of $286,000 for severance and other employee-related costs in connection with restructurings in Film Products; and
--

Pretax gains of $62,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the second quarter of 2010 include:
	--	Pretax charge of $355,000 for an asset impairment in Film Products;
--

Pretax gain of $120,000 on the sale of previously impaired equipment (included in “Other income (expense), net” in the condensed consolidated statement of income) at our film products manufacturing facility in Pottsville, Pennsylvania;

--

Pretax loss of $44,000 on the disposal of equipment (included in “Other income (expense), net” in the condensed consolidated statements of income) from a previously shutdown film products manufacturing facility in LaGrange, Georgia; and

--

Pretax gains of $23,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first six months of 2010 include:
--

Pretax gains of $466,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

	--	Pretax charge of $355,000 for an asset impairment in Film Products;
--

Pretax gain of $120,000 on the sale of previously impaired equipment (included in “Other income (expense), net” in the condensed consolidated statement of income) at our film products manufacturing facility in Pottsville, Pennsylvania;

--

Pretax losses of $105,000 on the disposal of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown film products manufacturing facility in LaGrange, Georgia; and

	--	Pretax charges of $56,000 for severance and other employee-related costs in connection with restructurings in Film Products.

(b)	Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $8.1 million in the second quarter of 2011 and income of $585,000 for the second quarter 2010. Comprehensive income (loss) was income of $19.5 million in the first six months of 2011 and income of $3.7 million for the first six months of 2010. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(c)	Income taxes for 2011 include the net increase of a valuation allowance of $61,000 (a reduction of the allowance of $117,000 in the first quarter and an increase of the allowance of $178,000 in the second quarter) related to expected limitations on the utilization of assumed capital losses on certain investments that was recognized in prior years. Income taxes for 2010 include the partial reversal of a valuation allowance of $137,000 (a reduction of the allowance of $168,000 in the first quarter and an increase of the allowance of $31,000 in the second quarter) related to expected limitations on the utilization of assumed capital losses on certain investments that was recognized in prior years.

(d)

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. In the second quarter of 2011, an adjustment of $345,000 ($345,000 net of tax) was made to amounts previously accrued for environmental obligations under the related purchase agreement.

(e)	Net debt (cash) is calculated as follows (in millions):
	June 30,	December 31,
	2011	2010
Debt	$0.4	$0.5
Less: Cash and cash equivalents	(93.8)	(73.2)
Net debt (cash)	$(93.4)	$(72.7)

Net debt or cash is not intended to represent total debt or cash as defined by GAAP. Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation, and management believes that investors also may find net debt or cash to be helpful for the same purposes.

(f)	Tredegar's presentation of income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from sale of assets and other items and a goodwill impairment relating to our aluminum extrusions business, which have been presented separately and removed from net income (loss) and earnings (loss) per share as reported under GAAP. Income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations.

CONTACT:
Tredegar Corporation
Neill Bellamy
Phone: 804-330-1211
Fax: 804-330-1777
Email: neill.bellamy@tredegar.com